UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2006

UNION TANK CAR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-5666	36-3104688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 W. Washington Street

Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

(312) 372-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2006, Frank S. Ptak was appointed to the Board of Directors of Union Tank Car Company (the “Company”) to fill the vacancy left by the resignation of John D. Nichols from the Board of Directors effective on the same date. The resignation of Mr. Nichols was not due to any disagreement with the Company.

Mr. Ptak is currently the President and Chief Executive Officer of each of Marmon Holdings, Inc. (“Holdings”), the sole stockholder of the Company, and Marmon Group, Inc. (“Marmon”), an affiliate of the Company. Prior to joining Marmon in January 2006, Mr. Ptak was employed by Illinois Tool Works Inc. since 1975, serving as Vice Chairman since 1996.

Mr. Ptak was appointed to the Board of Directors in connection with his employment by Marmon and his position as an executive officer of Holdings. Except for the foregoing, (i) Mr. Ptak was not appointed to the Board pursuant to any arrangement or understanding between him and any other persons, and (ii) Mr. Ptak has not, entered into any related party transactions with the Company since the beginning of the Company’s last fiscal year and is not a party to any currently proposed transactions with the Company. There are no family relationships between Mr. Ptak and any of the Company’s other directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. Mr. Ptak is not an employee of the Company, and as such, has no employment agreement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2006

UNION TANK CAR COMPANY
(Registrant)

By:	/s/ Kenneth P. Fischl
Name:	Kenneth P. Fischl
Title:	President
(principal executive officer)